Robert E. Reid P. Geo.
#16 – 231 Hartley Street
Quesnel, British Columbia, Canada
V2J 1V8

December 19, 2005

To: United States Security and Exchange Commission

RE: Georgia International Mining Corporation

I hereby consent to the use of the report, prepared for Firstline Environmental Solutions Inc. and authored by me, titled "Target Selection and Geochemical Surveys." Mount Burns Claim Group. Cariboo Mining District; dated 20 November 2005 to be utilized by Georgia International Mining Corporation, in whole or in part, to form part of Form SB – 2, or to be used for any other regulatory purposes or public or private financing purposes as my apply.

R.E. REID

Robert E Reid P.Geo.

Attached: statement of qualifications.

CERTIFICATE

I, Robert E. "Ned" Reid currently residing at apt #16 – 231 Hartley Street, Quesnel, British Columbia, do hereby certify that:

1. I am a graduate of the University of British Columbia, B.Sc. 1971, geology major.
2. I have been practicing my profession as an exploration and mine geologist / mine supervisor continuously since 1971.
3. I am a Professional Geoscientist registered with the Association of Professional Engineers and Geoscientists of British Columbia.(License # 20910) with sufficient relevant experience to be a "Qualified Person" as per National Instrument 43-101.
4. I supervised and/or personally conducted the exploration program described in this report. I was on the property numerous times in the July through October period of 2004. I have several years of experience within the local area
5. I am solely responsible for the preparation of this report titled "Target Selection and Geochemical Surveys" Mount Burns Claims for Firstline Environmental Solutions Inc and believe that this report accurately depicts the information obtained to date and I am unaware of any material changes.
6. I have read National Instrument 43-101 and have had this report prepared as per Form 43-101F1
7. I hold no interest, directly or indirectly in the Mount Burns property or any surrounding properties. I hold no securities in Firstline Environmental Solutions Inc. and have no agreements, arrangements or understandings with the issuer.
8. Permission is hereby granted to Firstline Environmental Solutions Inc. to use the foregoing report in support of any necessary filings with the British Columbia Securities Commission , Toronto Stock Exchange, or any other regulatory authorities, as may be required.

Dated at Quesnel, B.C. this 20th day of November, 2005

Robert E. "Ned" Reid P.Geo.